CUSIP No. 228906103	Page 14 of 14 pages
EXHIBIT A
JOINT REPORTING AGREEMENT
This will confirm the agreement by and among the undersigned that the Schedule 13G filed on or about this date with respect to the beneficial ownership of the undersigned of shares of ABX Air, Inc. is being filed on behalf of each of the parties named below.
Dated: December 15, 2006
THE PABRAI INVESTMENT FUND II, L.P.
     By: Dalal Street, LLC, Its General Partner

By:	/s/ Mohnish Pabrai
Mohnish Pabrai, Chief Executive Officer
PABRAI INVESTMENT FUND 3, LTD.

By:	/s/ Mohnish Pabrai
Mohnish Pabrai, President
THE PABRAI INVESTMENT FUND IV, L.P.
     By: Dalal Street, LLC, Its General Partner

By:	/s/ Mohnish Pabrai
Mohnish Pabrai, Chief Executive Officer
DALAL STREET, LLC

By:	/s/ Mohnish Pabrai
Mohnish Pabrai, Chief Executive Officer

/s/ Harina Kapoor Harina Kapoor

/s/ Mohnish Pabrai Mohnish Pabrai